Registration Nos. 33- 53147
                                                333-12101
                              Filing under Rule 424(b)(3)

PRICING SUPPLEMENT NO. (13) DATED (December 11, 1996)
(To Prospectus and Prospectus Supplement dated October 9,
1996)


                  FRANKLIN RESOURCES, INC.

                      Medium-Term Notes
  With Maturities of Nine Months or More From Date of Issue


The Notes offered hereby have such other terms as are described in the accompanying Prospectus Supplement dated
October 9, 1996 relating to such Notes.

Offering Agent:  Merrill Lynch & Co.

Notes Sold:
     [ ] To Offering Agent as Principal
     [X] To Investor or Other Purchaser Through
         Offering Agent as Agent for Franklin
         Resources, Inc.

     With Respect to Notes
      Sold to Offering Agent
      as Principal, Such Notes
      Will be Resold to
      Investors/Other Purchasers:
          [ ] At a Fixed Offering Price of    % of
                Their Principal Amount
          [ ] At Varying Prices Related to Prevailing
                Market Prices at Time of Resale

     With Respect to Notes
      Sold to an Investor/Other Purchaser
      Through Offering Agent Acting as
      Agent for Franklin Resources, Inc.,
      Such Notes Will be Sold:
          [X] At 100% of Their Principal Amount
          [ ] At     % of Their Principal
                Amount

Offering Agent's Commission:  .35%

Principal Amount: 30,000,000


Original Issue Date December 13, 1996
(Settlement Date):

Stated Maturity Date:    December 15, 1999

Issue Price:   30,000,000

Currency Determination
 Agent (if other than
 The Chase Manhattan Bank):

Interest Rate(s)
 (Fixed Rate Notes):     6.19%

Initial Interest Rate
 (Floating Rate Notes):

Interest Payment Dates:  [X] April 15 and October 15 of
                              each year

                         [ ] Other:

Regular Record Dates
(If other than the fifteenth
calendar day (whether or not a
Business Day) next preceding each
Interest Payment Date):

Interest Rate Basis or Bases
 (Floating Rate Notes):  [ ] Commercial Paper Rate
                         [ ] Prime Rate
                         [ ] Telerate LIBOR
                              Page:
                              Index Currency:
                         [ ] Reuters LIBOR
                              Page:
                              Index Currency:
                         [ ] Treasury Rate
                         [ ] CD Rate
                         [ ] Federal Funds Rate
                         [ ] CMT Rate
                              Designated CMT Telerate Page:
                              If Telerate Page 7052
                               [ ] Weekly Average
                               [ ] Monthly Average
                              Designated CMT Maturity Index:
                         [ ] Other:

Index Maturity (Floating
 Rate Notes):

Spread (Floating Rate
 Notes):

Spread Multiplier (Floating
 Rate Notes):

Interest Reset Period
 (Floating Rate Notes):

Interest Reset Dates (Floating
 Rate Notes):

Initial Interest Reset  Date
 (Floating Rate Notes):

Calculation Agent (if other
 than The Chase Manhattan Bank)
 (Floating Rate Notes):

Minimum Interest Rate (Floating
 Rate Notes):

Maximum Interest Rate (Floating
 Rate Notes):

Redemption:
     [X] These Notes cannot be redeemed prior to the Stated
          Maturity Date
     [ ] These Notes may be redeemed prior to the Stated
          Maturity Date
          Initial Redemption Date:
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:
     [X] These Notes cannot be repaid prior to the Stated
          Maturity Date
     [ ] These Notes can be repaid prior to the Stated
          Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Optional Repayment Price(s):

Form of Note:            [X] Global Security
                         [ ] Certificated Note

INTEREST CALCULATION:
[X] Fixed Rate Note
[ ] Regular Floating Rate Note
[ ] Floating Rate/Fixed Rate
     Fixed Rate Commencement Date:
     Fixed Interest Rate:
[ ] Inverse Floating Rate Note
     Fixed Interest Rate:


DAY COUNT CONVENTION:
(If no Day Count Convention is specified below, the Day Count Convention for the period from the Original Issue Date until the principal of, premium, if any, and interest on these Notes are paid in full will be as set forth in the Prospectus Supplement referred to above.)
[ ] 30/360 for the period from     to        .
[ ] Actual/360 for the period from      to        .
[ ] Actual/Actual for the period from        to        .
Applicable Interest Rate Basis:

Original Issue
 Discount Note:          [ ] Yes
                         [ ] No

Total Amount of OID:

Issue Price (expressed as a
 percentage of aggregate
 principal amount):

Yield to Maturity:

Initial Accrual
 Period OID:

Method Used to Determine
 Yield For Initial Accrual
 Period:                 [ ] Approximate
                         [ ] Exact

Other Provisions: